                                                     EXHIBIT 10(viii)
                                                 EMPLOYMENT TRANSITION AND
                                                   RESIGNATION AGREEMENT

         THIS EMPLOYMENT TRANSITION AND RESIGNATION AGREEMENT ("Agreement") is made and entered into by and between
BALDOR ELECTRIC COMPANY (hereinafter referred to as "Baldor"), and LLOYD DAVIS (hereinafter referred to as "Mr. Davis"), as of the date below Mr. Davis' signature.  Mr. Davis' signature will serve as acknowledgment that he has been provided twenty-one (21) days to consider the meaning and effect of the Agreement and has been advised in writing to consult with an attorney prior to signing this Agreement.
         WITNESSETH THAT:
         It is the intention of Mr. Davis to resign his entire employment with Baldor effective November 16, 2003.
Baldor is desirous that Mr. Davis continue employment on a part-time basis for an Employment Transition Period with
Baldor, beginning November 16, 2002, and ending November 16, 2003, so that Baldor may obtain the benefits of Mr. Davis'
experience and cooperation during the Transition Period.  Mr. Davis is desirous of providing services during the
Transition Period so as to obtain certain pay and benefits described below, and to bring his employment with Baldor to an orderly close.
         It is Mr. Davis' intention to immediately resign from his position as Executive Vice-President, Chief Operating
Officer, and Secretary.
         It is the parties' desire to resolve all matters arising out of Mr. Davis' employment by Baldor, the placement in an Employment Transition Period, the subsequent resignation from said employment, and his immediate resignation from all officer positions.
         NOW THEREFORE, in consideration of the mutual agreements and promises herein, in consideration for the dedicated service rendered to Baldor by Mr. Davis for over twenty-five years, and in light of the intentions stated above, the parties hereto agree as follows:
1.       a.   Employment Transition Period.  Beginning on November 16, 2002, and ending November 16, 2003, Mr. Davis shall be in an Employment Transition Period with Baldor, during which time Mr. Davis shall receive a gross base salary of
Ninety Thousand, Eight Hundred Ninety-Five Dollars ($90,895.00) per year, and his profit sharing for calendar year 2002 and may participate in the 401(k) plan.  Mr. Davis' base pay during his Employment Transition Period shall incorporate and include any vacation time, pay, or bonuses which he would otherwise be entitled; provided that Mr. Davis will be entitled to receive the contingent compensation payment that would otherwise be paid on or about December 15, 2002; and
February 15, 2003; which represent contingent payments based upon Baldor's performance in 2002 and Mr. Davis' services in that year.
         b.   Understanding Regarding Consulting and Cooperation.  Mr. Davis agrees that during the Employment Transition
Period, he will not be required to perform his regular employment duties.  However, Mr. Davis will make himself reasonably available to consult and cooperate with Baldor officials concerning the transition of his job duties and any projects which he may have been working on at the time his Employment Transition Period began.  Such consultation and cooperation could include occasional attendance at meetings and some travel.  Mr. Davis would be reimbursed for any business expenses he incurs during his Employment Transition Period.
         c.   Terms During Employment Transition Period.  During his Employment Transition Period, Mr. Davis shall have no authority to negotiate or act for Baldor without the express prior written consent of Baldor.  Further, Mr. Davis will be entitled to receive payments called for by this Agreement, even if he obtains other employment prior to November 16,
2003, and even if he begins work with another employer prior to November 16, 2003.  Mr. Davis further agrees that he will resign effective immediately from his position as Executive Vice-President, Chief Operating Officer and Secretary and
that he will sign all necessary documents as needed to effectuate said resignation of officer positions and to properly document the resignations for corporate record keeping purposes.  Mr. Davis will abide during his Employment Transition
Period with the promises made and restrictions set forth in paragraph 11 below and acknowledges that if he violates the terms of paragraph 1 or paragraph 11 during his Employment Transition Period, or if paragraph 11 is declared illegal, invalid or overbroad by a court of competent jurisdiction, Baldor's obligation to provide him with the base salary and benefits discussed in paragraph 1 will cease.  Baldor (and its successors and assigns) agree that it will not seek to have a court of competent jurisdiction declare paragraph 11 invalid, illegal or overbroad.  Mr. Davis does retain the right to challenge the factual accuracy of a claim that he has violated paragraph 1 or 11, with such challenge to be made in the same manner as set forth in paragraph 12, with any compensation withheld by Baldor to be held in escrow pending resolution of the challenge as described in paragraph 12 with Baldor retaining the right to recoupment of any monies paid by it per paragraph 1 as described in paragraph 12.
         d.   Pay Procedures.  Payment of Mr. Davis' base salary and contingent compensation payments due under this paragraph shall be deferred until the date this Agreement becomes effective and enforceable as provided in paragraph 8 contained herein, and the withheld compensation shall be accrued and paid to Mr. Davis at his next regularly scheduled pay period after the Agreement becomes effective and enforceable.  Remaining payments will be made at the same time and frequency as payments are made to other Baldor executives in Fort Smith.  Basically, under Baldor's current payment practices, Mr. Davis will receive gross semi-monthly payments of Three Thousand Seven Hundred Eighty-Seven Dollars and
29/100 ($3,787.29), representing his base pay.  Mr. Davis will receive his benefits on the same terms and conditions as other Baldor executives with the noted exception that Mr. Davis will pay his own health insurance premiums during the
Employment Transition Period.  All standard tax withholdings will be made from any payments made hereunder.  All stock option grants listed on the attached Exhibit "A" are or will be exercisable during Mr. Davis' Employment Transition
Period and will be exercisable according to the agreements associated with each grant.  Any and all restrictions associated with any non-qualified (RSO) stock option will be waived as of the date the option is exercised.
2.       The employment of Mr. Davis by Baldor, in any capacity whatsoever, is terminated effective midnight on November
16, 2003, and any right or authority in Mr. Davis to act as an agent of Baldor, in any manner whatsoever, is terminated on that date.  Nothing about Mr. Davis' resignation from employment or his signing of this Agreement will impair (or enhance) his right to seek retiree medical benefits, per the terms of any Baldor plan or policy concerning retiree medical benefits.  Likewise, nothing about Mr. Davis' resignation from employment, or his signing of this Agreement, with impair (or enhance) his right to elect COBRA benefits following his final separation from employment.
3.       Mr. Davis agrees that he will not apply or reapply for employment with Baldor at any time hereafter, and that
Baldor may properly deny Mr. Davis employment based on this contractual commitment.
4.       Baldor (and its successors and assigns) hereby release, remise, and forever discharge Mr. Davis from any and all claims or other causes of action it may have against Mr. Davis on account of any contract, supposed liability or thing done or admitted, for all times in the past to the effective date of this Agreement.  It is further expressly understood that nothing in this paragraph or this Agreement should be construed as releasing Mr. Davis from any obligation to maintain Baldor's confidential or proprietary information in confidence whether such obligation or duty is imposed by contract, common law or statute.
5.       Mr. Davis hereby releases, remises, and forever discharges Baldor and its affiliates and subsidiaries, and their successors and assigns, together with their respective directors, officers, agents, and employees, from any and all claims or other causes of action he may have against them, whether arising under constitutional provision, statute, ordinance, regulation or at common law, including, but not limited to, any alleged rights or claims arising under the Age
Discrimination in Employment Act or any other alleged employment discrimination, breach of express or implied contract, defamation, breach of the covenant of good faith and fair dealing, wrongful discharge, or any other violation of federal, state, or local statutory or common law, relating to or arising out of Mr. Davis' employment with Baldor, his placement in an Employment Transition Period, or out of the resignation from said employment.  It is expressly understood that nothing in paragraph 5 shall be construed as a waiver by Mr. Davis to seek the monies and benefits promised to him in this Agreement.
6.       Mr. Davis acknowledges that this Agreement has been reviewed in detail with him and that its language and intended effect have been explained.  Mr. Davis also acknowledges that he has voluntarily entered into this Agreement of his own free will based only upon the terms and conditions set out herein.
7.       Mr. Davis represents that he has not filed any suit, action, or other proceeding at law or in equity or administratively as of the date that he executes this Agreement.  Mr. Davis further represents that if this representation is false, that he will pay Baldor's attorneys' fees and costs incurred as a result of the defense of such undisclosed suit, action or administrative proceeding.  Mr. Davis further agrees not to enter into any suit or action in law or in equity, against Baldor or any of its affiliates or subsidiaries, together with their respective officers, directors, agents or employees ("Affiliated Parties"), asserting any claim released by Mr. Davis in paragraph 5 of this
Agreement, other than an action to enforce his rights contained herein.  Mr. Davis agrees that except to the extent an action involves the Federal Age Discrimination Act, he will pay Baldor's reasonable costs and attorneys' fees generated in the defense of any non-federal age discrimination lawsuit or action.
8.       Mr. Davis shall have seven (7) days following the date upon which he enters into this Agreement within which to revoke this Agreement.  If Mr. Davis revokes this Agreement within that time period, this Agreement shall be void and have no effect.
9.       This Agreement shall be governed by and construed in accordance with the laws of the state of Arkansas.  This
Agreement constitutes the entire agreement between Baldor and Mr. Davis and supersedes all prior understandings, whether oral or written, between the parties.
10.      Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be part of this Agreement, except any declaration or determination that any promise or representation in paragraph 11 or 12 is invalid, illegal, or overbroad, will release
Baldor from any and all obligations to make the payments specified in paragraph 1 and 12.
11.      a.          Non-Compete.  For a period of eighteen (18) months after November 16, 2003, Mr. Davis will not, under any circumstances, be employed in any capacity (whether as an employee, agent, consultant or independent contractor) for any competitor of Baldor (including any affiliates or subsidiaries of same) listed on Exhibit B hereto where Mr. Davis would be employed or utilized in any capacity involving the sale, promotion, marketing or distribution of products of the kind or nature sold by Baldor during his employment with Baldor, or in a capacity where it is substantially likely that he would be required to use or disclose Baldor's "Trade Secrets" or "Confidential Information"
(as defined below).  The foregoing worldwide restriction as to performing the services identified above is deemed legitimate in that during his employment, Mr. Davis had access to Trade Secrets and Confidential Information, which included (but was not limited to) worldwide customer lists, product cost information, pricing information, profit information, information concerning sales and distribution networks, and information concerning proposed and actual sales and marketing techniques and plans.  Mr. Davis further agrees that he will not at any time disclose or use the aforementioned Trade Secrets or Confidential Information, in whole or in part, for his or anyone else's benefit.
         b.   No Solicitation of Employees.  Likewise, for an eighteen (18) month period of time beginning November 16,
2003, Mr. Davis will not, under any circumstances, either on his own account or in the service of others, in any way solicit or offer employment to (a) any person he supervised, or (b) who is an exempt employee and (in either case) who is employed by Baldor as of October 31, 2002.
         c.   No Solicitation of Customers.  Mr. Davis also agrees that for a period of eighteen (18) months after
November 16, 2003, he will not, under any circumstances, either on his own account or in the service of any competitor
(including affiliates or subsidiaries) listed on Exhibit B hereto, engage in the sale, promotion, marketing, or distribution of products of the kind or nature sold by Baldor during his employment with Baldor to any customer of Baldor wherever located.  The extent of this restriction is deemed reasonable for the same reason as to the extent of the bar on working for competitors.
         d.   Notice.  Mr. Davis further warrants and agrees that if, during the eighteen (18) month period identified above, he goes to work for any competitor (including affiliates or subsidiaries) of Baldor listed on Exhibit B hereto, he will notify Baldor within two weeks of his acceptance of the job that he has gone (or will be going) to work for said competitor (including affiliates or subsidiaries).  Mr. Davis will identify who the person or entity is, give a street address where such person or entity does business, and identify the position that he had been hired for, and outline the duties of that position.  Mr. Davis agrees that Baldor will be privileged to notify such person or entity of the existence of the promises contained in this Agreement.
12.      In exchange for the promises and representations made by Mr. Davis in paragraph 11, Baldor will make
Post-Employment payments of Eighteen Thousand Seven Hundred Twenty-Two Dollars and Twenty-Two Cents ($18,722.22) per
month to Mr. Davis.  Post-Employment payments will continue for eighteen (18) months.  All standard tax withholdings will be made from each Post-Employment payment.  Each Post-Employment payment will be made at the same time and frequency as if Mr. Davis were still an employee of Baldor.  Under current Baldor practice, Mr. Davis would receive gross semi-monthly payments of Nine Thousand Three Hundred Sixty-One Dollars and Eleven Cents ($9,361.11).  The first of the Post-Employment payments will begin at the first payroll period following the end of Mr. Davis' twelve (12) month Employment Transition
Period.  It is understood that if Mr. Davis violates any promise made in paragraph 11, Baldor may stop making any payments otherwise due under this paragraph and will not be obligated to make any further payments regardless of any ultimate conclusions reached by a court of competent jurisdiction as to the validity or legality of the underlying promises made by Mr. Davis.  Mr. Davis does retain the right to challenge the factual accuracy of whether he has violated a promise made in paragraph 11, with any such challenge to be made within six (6) months of Mr. Davis learning that
Baldor will not make any further payments, with such challenge to be made by Mr. Davis filing a lawsuit in a court of competent jurisdiction and with both parties waiving any right to a trial by jury.  Any payments that are due on or after the date that Baldor receives written notice from Mr. Davis that he is challenging a determination by Baldor that he has violated a promise made in paragraph 11 will be held in escrow by Baldor, pending resolution of the challenge.  Baldor also reserves the right to seek recoupment of any monies already paid to Mr. Davis per paragraph 12, and the right to recoupment will be established if Baldor proves by a preponderance of the evidence that Mr. Davis violated a promise made in paragraph 11.

13.        This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, and assigns.  The parties further agree that this Agreement consists of eight (8) pages, thirteen (13)
paragraphs, an Exhibit A denominated as page 9, and an Exhibit B denominated as page 10.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of day and year first above written.

Witness:                                                      LLOYD DAVIS
-----------------------------                                 ------------------------

Date:

Witness:                                                      BALDOR ELECTRIC COMPANY
_____________________________                                By:_____________________________

                                                                       Date:

EXHIBIT A

LLOYD DAVIS

BALDOR ELECTRIC COMPANY
STOCK OPTIONS

--------------- ------------------------------ --------------- ----------------- ----------------- -------------------
Date                                           Date            Shares            Price Per         Total Cost per
Granted         Option Type                    Exercisable     Outstanding       Share             Option
--------------- ------------------------------ --------------- ----------------- ----------------- -------------------
--------------- ------------------------------ --------------- ----------------- ----------------- -------------------
05/01/93        Incentive (ISO)                11/01/93        18,000            $9.427084         $169,687.51
02/06/94        Incentive (ISO)                08/06/94        14,000            $12.687500        $177,625.00
01/03/95        Incentive (ISO)                07/03/95        10,000            $13.562500        $135,625.00
01/19/96        Incentive (ISO)                07/19/96        16,000            $14.437500        $231,000.00
02/03/97        Incentive (ISO)                08/03/97        13,333            $19.218750        $256,243.59
02/09/98        Incentive (ISO)                08/09/98        13,000            $23.000000        $299,000.00
02/07/99        Incentive (ISO)                08/07/99        11,000            $19.437500        $213,812.50
02/06/00        Incentive (ISO)                08/06/00        11,000            $17.062500        $187,687.50
02/04/01        Incentive (ISO)                08/04/01        11,000            $21.350000        $234,850.00
02/09/02        Incentive (ISO)                08/09/02        11,000            $21.450000        $235,950.00
02/06/94        Non-qualified (Restricted)     08/06/94        2,500             $6.343750         $15,859.37
01/03/95        Non-qualified (Restricted)     07/03/98        4,000             $6.781250         $27,125.00
01/19/96        Non-qualified (Restricted)     07/19/96        6,000             $7.218750         $43,312.50
02/03/97        Non-qualified (Restricted)     08/03/97        4,000             $9.609375         $38,437.50
02/09/98        Non-qualified (Restricted)     08/09/98        4,000             $11.500000        $46,000.00
02/07/99        Non-qualified (Restricted)     08/07/99        3,300             $9.718750         $32,071.88
02/06/00        Non-qualified (Restricted)     08/06/00        3,300             $8.531250         $28,153.13
02/01/04        Non-qualified (Restricted)     08/04/01        3,300             $10.675000        $35,227.50
02/09/02        Non-qualified (Restricted)     08/09/02        3,300             $10.725000        $35,395.50
--------------- ------------------------------ --------------- ----------------- ----------------- -------------------

                                                         EXHIBIT B
                                                         ---------
                                             Lloyd Davis Employment Agreement

                                                            WEG
                                                       Regal Beloit
                                                          Siemens
                                                    Rockwell Automation
                                                          Toshiba
                                                      Schnieder Group
                                                    A.O. Smith-Magnetek
                                                     TECO-Westinghouse
                                                          Emerson
                                                     General Electric

Agreed:  ____________________                                          Date: _________________
                 Lloyd Davis